Exhibit 23.13

CONSENT OF BRS INC.

The undersigned hereby consents to:

(i)
the filing of the written disclosure (the “Technical Disclosure”) regarding (a) the technical report entitled “Sheep Mountain Uranium Project, Fremont County, Wyoming, USA, Updated Preliminary Feasibility Study, National Instrument 43-101 Technical Report” dated April 13, 2012 and any additional technical disclosure pertaining to such property, (b) the technical report entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015, (c) the “Arkose Uranium Project, Mineral Resource and Exploration Target, 43-101 Technical Report” dated February 28, 2015, and (d) the “Alta Mesa Uranium Project, Alta Mesa and Mesteña Grande Mineral Resources and Exploration Target, Technical Report National Instrument 43-101”, dated July 19, 2016, contained in the Annual Report on Form 10-K for the period ended December 31, 2018 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(ii)
the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statements (File Nos. 333-210782, 333-226878 and 333-228158), and any amendments thereto (the “S-3s”);

(iii)
the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900 and 333-22654), and any amendments thereto (the “S-8s”); and

(iv)	the use of our name in the 10-K, the S-3s, and the S-8s.

BRS INC.

/s/ Douglas L. Beahm
Name: Douglas L. Beahm
Title: President

Date: March 11, 2019